Crown Media Holdings Announces Operating Results
for Third Quarter of 2010

STUDIO CITY, CA – November 4, 2010 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three and nine months ended September 30, 2010.

Operating Highlights

•
Introduction of Original Lifestyle Programming.  On September 13th Hallmark Channel introduced its new daytime HOME block, anchored by the sixth season of The Martha Stewart Show, in addition to the original lifestyle series Mad Hungry with Lucinda and Whatever with Alexis and Jennifer.  While ratings were initially below expectations, in the six weeks since airing they are showing a positive trend with a steadily building audience.

•
Continued growth for Hallmark Movie Channel.   Hallmark Movie Channel subscribers increased to 38.2 million at the end of the third quarter, adding nearly 15 million subscribers in the previous twelve months and maintaining the distinction as the fastest-growing cable network among all 93 Nielsen-measured cable channels.

•
Increase in advertising revenue.  Advertising revenue increased by 4% for the third quarter as compared to 2009, signaling a solid quarter of gains attributable to the introduction of our new lifestyle programming block and The Martha Stewart Show, an ambitious line-up of original programming in daytime and primetime and the introduction of Hallmark Movie Channel as a Nielsen-rated network.

“Our third quarter was marked by the implementation of some important strategic initiatives which will further strengthen our advertising revenue stream and appeal to distributors,” noted Bill Abbott, President and CEO of Crown Media.  “We launched an exciting lifestyle block, the first step in a process of establishing several original series in daytime centered on home and celebrations that appeal to a loyal following of women 25-54 - a highly attractive demographic group for our advertisers and distribution partners.  We have increased our prime time original programming, with an unprecedented line-up of holiday themed programming and “countdown” events for the holiday season.  And finally, we established Hallmark Movie Channel as a Nielsen-rated network with guaranteed delivery.

“We look forward to a strong finish for the year, and continued improvement in advertising revenue and suscriber growth driven by these critical measures.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $62.5 million for the third quarter of 2010, a less than 1% decrease from $62.8 million for the third quarter of 2009. Subscriber fee revenue decreased 13% to $14.0 million from $16.0 million in the third quarter of 2009 due to the lack of distribution agreements with two multiple system operators. Advertising revenue increased 4% to $48.5 million during the quarter, from $46.5 million in the third quarter of 2009. The increase in advertising revenue during the third quarter of 2010 is primarily due to higher CPM rates offset by declines in viewer ratings across demographic categories for 2010 compared to 2009. Advertising revenue from the Hallmark Movie Channel increased from $2.4 million for the three months ended September 30, 2009, to $4.6 million for the three months ended September 30, 2010.

Crown Media reported revenue of $196.6 million for the nine months ended September 30, 2010, a 3% decrease from $202.0 million for the nine months ended September 30, 2009. Subscriber fee revenue decreased less than 1% to $46.8 million, from $47.2 million in the prior year’s period. Subscriber revenue decreased in 2010 primarily due to the lack of distribution agreements with two multiple system operators offset in part by contractual rate increases and increases in Hallmark Channel and Hallmark Movie Channel subscribers. Advertising revenue decreased 3% to $149.6 million during the nine months ended September 30, 2010, from $153.7 million during the nine months ended September 30, 2009. Advertising revenue from the Hallmark Movie Channel increased from $7.5 million for the nine months ended September 30, 2009, to $12.6 million for the nine months ended September 30, 2010.

For the third quarter of 2010, cost of services decreased 2% to $34.3 million from $35.1 million during the same quarter of 2009. Within cost of services, programming expenses decreased 1% quarter over quarter to $31.2 million.  Other cost of services, contract termination and amortization of our capital lease decreased 9% from $3.4 million to $3.1 million for the third quarter of 2010 primarily due to decreases in bad debt expense.

For the nine months ended September 30, 2010, cost of services decreased 7% to $99.1 million from $107.1 million during the same period of 2009. Within cost of services, programming expenses decreased 5% period over period to $90.6 million.  Other cost of services, contract termination and amortization of our capital lease decreased 29% from $11.9 million to $8.5 million for the nine months ended September 30, 2010. The Company’s bad debt expense was $1.1 million for 2009, as compared to $44,000 for 2010.

Marketing expenses of $7.1 million for the quarter ended September 30, 2010, increased from $339,000 for the quarter ended September 30, 2009. This increase was due to marketing promotions surrounding the September 13th launch of The Martha Stewart Show.

Marketing expenses of $8.6 million for the nine months ended September 30, 2010, increased from $6.0 million for the nine months ended September 30, 2009, due to the major advertising campaigns surrounding The Martha Stewart Show.

Income tax expense of approximately $2.9 million for the nine months ended September 30, 2010 was a result of the previously disclosed recapitalization of Crown Media consummated on June 29, 2010.  This expense is recorded in accordance with generally accepted accounting principles, but will not result in any cash payments being made to either Hallmark Cards or the Internal Revenue Service.

Adjusted EBITDA was $9.7 million for the third quarter of 2010 compared to $16.3 million for the same period last year. Cash provided by operating activities totaled $22.7 million for the third quarter of 2010 compared to $20.0 million for the same period last year.  The net income for the quarter ended September 30, 2010, totaled $5.9 million, or $0.00 per share, compared to a net loss of $10.2 million, or $0.10 per share, in the third quarter of 2009.

Adjusted EBITDA was $55.0 million for the nine months ended September 30, 2010 compared to $56.2 million for the same period last year. Cash provided by operating activities totaled $51.5 million for the nine months ended September 30, 2010 compared to $33.4 million for the same period last year.  The net loss for the nine months ended September 30, 2010, totaled $5.4 million, or $0.06 per share, compared to $23.0 million, or $0.22 per share, for the nine months ended September 30, 2009.

Conference Call and Webcast to be Held Thursday, November 4th at 12:00 p.m. ET
Crown Media Holdings’ management will conduct a conference call today at 12:00 p.m., Eastern Time to discuss the results of the third quarter of 2010.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (866) 800-8648 (Domestic) or (617) 614-2702 (International) and using the pass code “Crown Media Third Quarter Earnings Call.”  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 2:00 p.m. Eastern Time, Thursday, November 4th, at 888-286-8010 (Domestic) or 617-801-6888 (International), using pass code number 91164821.

About Crown Media Holdings
Crown Media Holdings, Inc. (NASDAQ:CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to 87 million subscribers in the U.S.  Hallmark Channel is one of the nation’s leading networks in providing quality family programming with an ambitious slate of original TV movies, general entertainment and home and lifestyle content.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, available in both HD and SD, which focuses on family-friendly movies with a mix of classic theatrical films, presentations from the acclaimed Hallmark Hall of Fame library, original Hallmark Channel movies and special events.

Forward-looking Statements
Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation is treated as a non-cash item, although it may result in cash payments during subsequent periods.   See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company's ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA.  The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press
Mindy Tucker
IR Focus
914.725.8128
mindy@irfocusllc.com

Annie Howell
Crown Media
212.445.6690
anniehowell@hallmarkchannel.com

Crown Media Holdings, Inc.
Unaudited Consolidated Income Statement Information
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Subscriber fees	$13,973	$15,998	$46,839	$47,153
Advertising	48,499	46,296	149,427	153,177
Advertising by Hallmark Cards	-	191	208	525
Other revenue	48	334	133	1,098
Total revenue	62,520	62,819	196,607	201,953
Cost of services:
Affiliate programming	437	315	1,274	914
Non-affiliate programming	30,809	31,365	89,343	94,282
Amortization of capital lease	289	289	868	868
Contract termination	-	-	103	-
Other cost of services	2,803	3,116	7,531	11,037
Total cost of services	34,338	35,085	99,119	107,101
Selling, general and administrative expenses	12,294	12,208	36,581	35,000
Marketing expense	7,114	339	8,551	5,956
Depreciation and amortization	347	495	1,113	1,462
Loss from sale of film assets	-	-	155	-
Income from operations before interest
and income tax expense	8,427	14,692	51,088	52,434
Interest expense	(2,509)	(24,884)	(53,579)	(75,399)
Income (loss) from operations before income tax expense	5,918	(10,192)	(2,491)	(22,965)
Income tax expense	-	-	(2,897)	-
Net income (loss)	5,918	(10,192)	(5,388)	(22,965)
Imputed preferred stock dividends from
amortization of discount on preferred stock	(6,860)	-	(6,860)	-
Net income (loss) to common stockholders	$(942)	$(10,192)	$(12,248)	$(22,965)
Net income (loss) per share - basic	$0.00	$(0.10)	$(0.06)	$(0.22)
Net income (loss) per share - diluted	$0.00	$(0.10)	$(0.06)	$(0.22)
Weighted average shares outstanding	359,676	104,788	192,552	104,788

Crown Media Holdings, Inc.
Unaudited Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of September 30,	As of December 31,
	2010	2009

ASSETS

Cash and cash equivalents	$36,150	$10,456
Restricted cash	20,019	-
Accounts receivable, less allowance for doubtful
accounts of $224 and $476, respectively	62,978	68,817
Program license fees	98,690	106,825
Prepaid program license fees	10,727	1,778
Prepaid and other assets	2,351	2,271
Total current assets	230,915	190,147
Program license fees	138,939	178,332
Property and equipment, net	12,522	13,176
Goodwill	314,033	314,033
Prepaid and other assets	891	2,373
Total assets	$697,300	$698,061

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
Accounts payable and accrued liabilities	$22,857	$19,642
Audience deficiency reserve	31,144	17,872
License fees payable	94,047	99,494
Payables to Hallmark Cards affiliates	5,543	23,745
Credit facility and interest payable	-	1,002
Notes and interest payable to HC Crown	45,350	345,314
Company obligated mandatorily redeemable preferred interest	24,619	22,902
Total current liabilities	223,560	529,971
Accrued liabilities	21,333	24,484
License fees payable	44,016	82,881
Notes and interest payable to HC Crown	387,658	-
Senior unsecured note to HC Crown, including accrued interest	-	758,755
Total liabilities	676,567	1,396,091
Commitments and contingencies
STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.01 par value; 1,000,000 shares
authorized; issued and outstanding shares of 185,000 and 0
as of June 30, 2010, and December 31, 2009, respectively	185,000	-
Class A common stock, $.01 par value; 500,000,000 and
200,000,000 shares authorized; 359,675,936 and
74,117,654 shares issued and outstanding as of
September 30, 2010, and December 31, 2009, respectively	3,597	741
Class B common stock, $.01 par value; 120,000,000 shares
authorized; 0 and 30,670,422 shares issued and outstanding
as of September 30, 2010, and December 31, 2009, respectively	-	307
Paid-in capital	2,000,250	1,456,788
Accumulated equity (deficit)	(2,168,114)	(2,155,866)
Total stockholders' equity (deficit)	20,733	(698,030)
Total liabilities and stockholders' equity (deficit)	$697,300	$698,061

Crown Media Holdings, Inc.
Selected Unaudited Financial Information
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income (loss)	$5,918	$(10,192)	$(5,388)	$(22,965)
Loss on sale of film assets	-	-	155	-
Subscriber acquisition fee amortization expense	485	651	1,537	1,953
Depreciation and amortization	636	784	1,981	2,330
Interest expense	2,509	24,884	53,579	75,399
Income tax expense	-	-	2,897	-
Restricted stock unit compensation (benefit)	124	134	233	(550)
Adjusted earnings before interest, taxes, depreciation
and amortization	$9,672	$16,261	$54,994	$56,167

Programming and other amortization	30,103	31,636	89,668	95,036
Provision for allowance for doubtful account	12	235	44	1,128
Changes in operating assets and liabilities:
Change to program license fees	(14,127)	(12,125)	(41,946)	(79,829)
Change in license fees payable	(11,117)	(17,531)	(44,313)	(22,375)
Change to subscriber acquisition fees	-	(250)	(750)	(1,000)
Change in subscriber acquisition fees payable	-		(462)	(500)
Interest paid	(315)	(10,639)	(15,079)	(22,022)
Changes in other operating assets and
liabilities, net of adjustments above	8,499	12,398	9,359	6,762
Net cash provided by operating activities	$22,727	$19,985	$51,515	$33,367

Crown Media Holdings, Inc.
Selected Unaudited Cash Flow Statement Information
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net cash provided by operating activities	$22,727	$19,985	$51,515	$33,367
Net cash used in investing activities	(303)	(414)	(1,415)	(1,062)
Net cash used in financing activities	(4,466)	(18,016)	(24,406)	(26,660)
Net increase in cash and cash equivalents	17,958	1,555	25,694	5,645
Cash and cash equivalents, beginning of period	18,192	6,804	10,456	2,714
Cash and cash equivalents, end of period	$36,150	$8,359	$36,150	$8,359